Exhibit 99.3
Unaudited Pro Forma Condensed Combined Financial Information
The Unaudited Pro Forma Condensed Combined Financial Information of Sempra Energy has been derived from the historical consolidated financial statements of Sempra Energy and its subsidiaries (“Sempra Energy,” “we,” “our,” or “us”) and Energy Future Holdings Corp. and its subsidiaries (“EFH”). The unaudited pro forma condensed combined financial information should be read in conjunction with the:

▪	accompanying notes herein;

▪
audited consolidated financial statements of Sempra Energy as of and for the year ended December 31, 2017, included in Sempra Energy’s Annual Report on Form 10-K for the year ended December 31, 2017 (“Annual Report”); and

▪	audited consolidated financial statements of EFH as of and for the year ended December 31, 2017, included as an exhibit to this Current Report on Form 8‑K/A.
As the consolidated financial statements of EFH include its equity method investment in Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) and the associated equity method earnings, the unaudited pro forma condensed combined financial information should also be read in conjunction with Oncor Holdings’ audited consolidated financial statements as of and for the year ended December 31, 2017, included as an exhibit to this Current Report on Form 8‑K/A.
Acquisition of Energy Future Holdings Corp.
On March 9, 2018 (the “Closing Date”), the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of August 21, 2017 as supplemented by a Waiver Agreement dated October 3, 2017 and an amendment dated February 15, 2018 (the “Merger Agreement”), by and among EFH, Energy Future Intermediate Holding Company LLC (“EFIH”), Sempra Energy, and Sempra Texas Merger Sub I, Inc., an indirect wholly owned subsidiary of Sempra Energy (“Merger Sub”), was completed, merging Merger Sub with and into the reorganized EFH, with reorganized EFH continuing as the surviving company and an indirect, wholly owned subsidiary of Sempra Energy. Reorganized EFH (renamed Sempra Texas Holdings Corp.) owns 100 percent of the membership interests of EFIH (renamed Sempra Texas Intermediate Holding Company LLC), which in turn owns 100 percent of the membership interests of Oncor Holdings, which owned 80.03 percent of the outstanding membership interests of Oncor Electric Delivery Company LLC (“Oncor”). Under the Merger Agreement, Sempra Energy paid cash consideration of $9.45 billion (the “Merger Consideration”) and an additional $31 million representing an adjustment for dividends and payments pursuant to a tax sharing agreement with Oncor and Oncor Holdings. Also on March 9, 2018, in a separate transaction, Sempra Energy, through its interest in Oncor Holdings, acquired an additional 0.22 percent of the outstanding membership interests in Oncor for approximately $26 million in cash, bringing Oncor Holdings’ current ownership of the outstanding membership interests in Oncor to 80.25 percent. The membership interests were previously held by Oncor Management Investment LLC (the “OMI Interests”).
Texas Transmission Investment LLC (“TTI”), an investment vehicle indirectly owned by third parties unaffiliated with EFH or Sempra Energy, owns the remaining 19.75 percent of Oncor’s outstanding membership interests. Also, as discussed in our Annual Report, Oncor Holdings and Oncor are subject to certain “ring-fencing” measures, governance mechanisms and restrictions intended to enhance Oncor Holdings’ and Oncor’s separateness from their owners.
Below is a simplified ownership structure after completion of the Merger and purchase of the OMI membership interests. It does not present all the subsidiaries of, or other equity interests owned by, these entities.

Sempra Energy
100%
Energy Future Holdings Corp. (EFH), renamed Sempra Texas Holdings Corp.
100%
Energy Future Intermediate Holding Company LLC (EFIH), renamed Sempra Texas Intermediate Holding Company LLC
100%
Texas Transmission Investment LLC (TTI)
Oncor Electric Delivery Holdings Company LLC (Oncor Holdings)
19.75%
80.25%
Oncor Electric Delivery Company LLC (Oncor)
Reorganized
Ring-fenced

Financing
In anticipation of the Merger, in January 2018, we completed registered public offerings of our common stock (including shares offered pursuant to forward sale agreements and shares sold and issued directly to underwriters), mandatory convertible preferred stock and long-term debt, as we discuss in Note 18 of the Notes to Consolidated Financial Statements in our Annual Report. These offerings provided total initial net proceeds of approximately $7.0 billion for partial funding of the Merger Consideration, of which approximately $800 million was used to pay down commercial paper pending the closing of the Merger.
On March 8, 2018, to fund a portion of the Merger Consideration, we received approximately $900 million of net proceeds (after underwriting discounts) from the settlement of forward sales under the forward sale agreements entered into in connection with the public offering of common stock in January 2018 by delivery of 8,556,630 shares of newly issued Sempra Energy common stock. As of May 3, 2018, a total of 14,807,856 shares of Sempra Energy’s common stock remain subject to future settlement under the forward sale agreements, which may be settled by physical delivery of shares (or by cash or net share settlement at Sempra Energy’s election, subject to certain conditions), on one or more dates specified by us occurring no later than December 15, 2019, which is the final settlement date under the agreements. We expect to elect to settle the remaining portion of the forward sale agreements by the physical delivery of shares of our common stock in exchange for cash proceeds. However, if we were to elect cash settlement or net share settlement, the amount of cash proceeds we receive upon settlement would differ, perhaps substantially, from the amount we have assumed for purposes of this unaudited pro forma condensed combined financial information, or we may not receive any cash proceeds or we may deliver cash (in an amount which could be significant) or shares of our common stock to the forward purchasers.
On February 23, 2018, we started issuing commercial paper to fund the remaining portion of the Merger Consideration and by the Closing Date, we had issued approximately $2.6 billion of commercial paper under this program, with a weighted-average maturity of 47 days and a weighted-average interest rate of 2.2 percent per annum.
At the Closing Date, our funding of the Merger Consideration and the additional $31 million paid pursuant to the Merger Agreement, the approximately $26 million paid for the OMI Interests, and $59 million of associated transaction costs included in the basis of our investment in Oncor Holdings (the “total purchase price”) was comprised of approximately 31 percent equity and 69 percent debt. We intend to ultimately finance the total purchase price with approximately 65 percent equity and approximately 35 percent debt, including the net proceeds from the offerings in January 2018 and forward equity sale settlements in March 2018. Some of the equity financing subsequent to the completion of the Merger (including proceeds we expect to receive from the settlement of the remaining portion of our forward sale agreements and from other sales of our common stock) may be used to repay indebtedness incurred to finance a portion of the total purchase price. We may also use cash from operations and proceeds from asset sales or monetizations in place of some equity financing.
The unaudited pro forma condensed combined financial information gives effect (as of January 1 or December 31, 2017, as applicable) to the following, including the impacts of the financing transactions discussed above that were completed prior to the Closing Date and those estimated to occur after the Closing Date:

▪	Merger Consideration of $9.45 billion, plus an additional $31 million representing an adjustment for dividends and payments pursuant to a tax sharing agreement with Oncor and Oncor Holdings;

▪	$26 million for the purchase of the OMI Interests;

▪
$212 million of transaction costs associated with the Merger and financing of the Merger Consideration, which costs were (i) $85 million of equity issuance costs and discounts and $68 million of debt issuance costs and discounts charged against related gross proceeds of equity and debt financings, respectively; and (ii) $59 million of other fees and expenses included in the basis of our investment in Oncor Holdings ((i) and (ii) collectively, “transaction costs”);

▪
the repayment and cancellation through EFH’s Chapter 11 bankruptcy proceedings of the indebtedness of EFH and EFIH immediately prior to the consummation of the Merger, including liabilities subject to compromise and debtor-in-possession (“DIP”) financing, and the cancellation of the existing common equity of EFH and related historical statements of operations impacts that would not continue post-Merger; and

▪	our receipt of net proceeds from and related impacts based on the following actual financing transactions completed to fund the total purchase price:

◦
the sale of a total of 23,364,486 shares of our common stock pursuant to forward sale agreements, net of underwriting discounts of $45 million, including $900 million of net proceeds from the physical settlement of 8,556,630 of these shares (we discuss our assumptions regarding the remaining shares subject to the forward sale agreements below);

◦
proceeds of $367 million, net of underwriting discounts and other issuance costs of $8 million, from the sale of 3,504,672 shares of our common stock directly to underwriters as a result of the underwriters fully exercising their option to purchase shares from us solely to cover overallotments;

◦
proceeds of approximately $1,693 million from the issuance and sale of 17,250,000 shares of our 6% Mandatory Convertible Preferred Stock, Series A (the “mandatory convertible preferred stock”), net of underwriting discounts and other issuance costs of $32 million, with a liquidation preference of $100 per share and dividend rate of 6 percent per annum;

◦	proceeds of $4,932 million from the issuance and sale of Sempra Energy’s long-term debt securities (the “long-term debt”), net of discounts and other issuance costs of $68 million, as follows:

NOTES ISSUED IN LONG-TERM DEBT OFFERING
(Dollars in millions)
Title of each class of securities	Aggregate principal amount	Maturity	Interest payments
Floating Rate(1) Notes due 2019	$500	July 15, 2019	Quarterly
Floating Rate(2) Notes due 2021	700	January 15, 2021	Quarterly
2.400% Senior Notes due 2020	500	February 1, 2020	Semi-annually
2.900% Senior Notes due 2023	500	February 1, 2023	Semi-annually
3.400% Senior Notes due 2028	1,000	February 1, 2028	Semi-annually
3.800% Senior Notes due 2038	1,000	February 1, 2038	Semi-annually
4.000% Senior Notes due 2048	800	February 1, 2048	Semi-annually
(1)    Bears interest at a rate per annum equal to the 3-month LIBOR rate, plus 25 basis points.
(2)    Bears interest at a rate per annum equal to the 3-month LIBOR rate, plus 50 basis points.

We have used the stated interest rate as indicated in the table above for the fixed-rate debt and a rate of 2.0 percent and 2.2 percent for the floating rate notes due in 2019 and 2021, respectively. The rates assumed for the floating rate notes are based on LIBOR rates on January 10, 2018, which determine the interest rates for the next quarterly interest payment on April 15, 2018 under the terms of the long-term debt instruments. The actual interest rates on the floating rate notes may differ, perhaps substantially, from the rates we have assumed for purposes of this unaudited pro forma condensed combined financial information;

◦
proceeds of $1,703 million from the issuance and sale of our commercial paper supported by our revolving credit facilities (the “short-term debt”) at a weighted-average interest rate of 2.2 percent per annum based on the weighted-average rate of actual issuances in late February and early March 2018, as discussed above. The actual interest rate on the short-term debt may differ, perhaps substantially, from the rate we have assumed for purposes of this unaudited pro forma condensed combined financial information; and

◦
immediately after completion of the Merger, the assumed receipt of net proceeds of $1,555 million from the physical settlement of the remaining 14,807,856 of our common shares sold pursuant to forward sale agreements, and the assumed application of the proceeds to retire commercial paper issued and sold to finance the total purchase price (as noted above, we have not yet settled the remaining 14,807,856 of our common shares pursuant to the forward sale agreements, which we can do on one or more dates occurring no later than December 15, 2019).

For purposes of this unaudited pro forma condensed combined financial information, we sometimes refer to the issuance and sale of our common stock (including pursuant to forward sale agreements), mandatory convertible preferred stock, long-term debt and short-term debt as described in the preceding paragraph as, collectively, the “Financing Transactions” and we sometimes refer to the Merger, the Financing Transactions and the payment of associated transaction costs as the “Transactions.”
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 assumes that the Transactions occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of December 31, 2017 assumes that the Transactions occurred on December 31, 2017. To the extent applicable, our assumptions include the actual terms of the Financing Transactions described above that occurred prior to the Closing Date. The actual size and terms of, and amounts of proceeds we receive from, the Financing Transactions that have not yet occurred, such as settlement of the remaining forward sale agreements, will depend on, among other things, market conditions at the time of those transactions and such other factors as we deem relevant and may differ, perhaps substantially, from the size, terms and amounts we have assumed for purposes of this unaudited pro forma condensed combined financial information.
We assume for this pro forma condensed combined financial information that contemporaneously with the closing of the Merger, EFH and EFIH emerge from Chapter 11 bankruptcy and their existing indebtedness is settled using (i) the proceeds from the Merger Consideration and the additional $31 million paid pursuant to the Merger Agreement; and (ii) the EFH and EFIH assets that are not being acquired by us in the Merger. The unaudited pro forma condensed combined financial information removes assets and liabilities of EFH and EFIH that would be settled as a result of the Merger, other than those acquired or assumed in the Merger, as described below in Note 2, “Purchase Price Allocation.” Additionally, the unaudited pro forma condensed combined financial information removes income and expenses of EFH and EFIH that are not expected to continue post-Merger. As EFH and EFIH were reorganized upon the consummation of the Merger and their ongoing activities will be related primarily to their investment in Oncor Holdings, the removal of assets and liabilities other than those described below in Note 2 and related income or expenses of EFH or EFIH that will not continue post-Merger is indicative of the business had the Transactions been consummated as of December 31, 2017 for purposes of the unaudited pro forma condensed combined balance sheet and as of January 1, 2017 for purposes of the unaudited pro forma condensed combined statement of operations.
The total purchase price will be allocated to the identifiable assets acquired and liabilities assumed. The equity method investment in Oncor Holdings represents substantially all of the fair value of the gross assets acquired. The fair value of the equity method investment in Oncor Holdings is primarily attributable to Oncor’s business. Therefore, we considered the underlying assets and liabilities of Oncor when determining the fair value of our equity method investment. As a regulated entity, Oncor’s rates are set and approved by the Public Utility Commission of Texas, and are designed to recover the cost of providing service and the opportunity to earn a reasonable return on its investments. Accordingly, Oncor applies the guidance under the provisions of accounting principles generally accepted in the United States of America (“U.S. GAAP”) governing rate-regulated operations. Under U.S. GAAP, regulation is viewed as being a characteristic (restriction) of a regulated entity’s assets and liabilities, and the impact of regulation is considered a fundamental input to measuring the fair value of Oncor’s assets and liabilities. Under this premise, we concluded that the carrying values of all recoverable assets and liabilities are representative of their fair values. We do not expect the difference between the allocation of total purchase price assumed in this unaudited pro forma condensed combined financial information using historical amounts as of December 31, 2017 and the amounts ultimately recorded as of the Closing Date to be material.
We provide this unaudited pro forma condensed combined financial information for informational purposes only. This unaudited pro forma condensed combined financial information is based on numerous assumptions and estimates and is subject to other uncertainties. Among other things, this unaudited pro forma condensed combined financial information has been prepared based on the assumptions reflected above and in the following Notes to Unaudited Pro Forma Condensed Combined Financial Information. Any changes in these assumptions (including, without limitation, any changes in the actual sizes or terms of the Financing Transactions, primarily assumptions related to Financing Transactions assumed to occur immediately after the Merger and how any proceeds from such transactions are applied, the assumed interest rates on long-term (floating-rate) debt and short-term debt we have issued and may issue, the number of shares of common stock we ultimately issue, the settlement prices and dates for, and manner in which we settle, the forward sale agreements, and the amounts of net proceeds we receive) would result in a change in the unaudited pro forma condensed combined financial information, which could be material. We have also assumed that EFH’s and EFIH’s Chapter 11 bankruptcy proceedings will be concluded on the terms currently contemplated, including, without limitation, the settlement of EFH’s and EFIH’s liabilities and creditor and other claims in accordance with those contemplated terms. Accordingly, the unaudited pro forma condensed combined financial information does not purport to reflect what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor does it purport to project our future financial condition or results of operations.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of December 31, 2017
(dollars in millions)

	Sempra Energy, as Reported	Financing and Other (Note 4)		EFH, as Reported (Note 1)	Merger/ Bankruptcy Adjustments (Note 4)		Sempra Energy Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$288	$9,566	(a)	$689	$(10,243)	(f)	$300
Restricted cash	62	—		10	(10)	(f)	62
Other current assets	2,991	—		14	(5)	(k)	3,000
Total current assets	3,341	9,566		713	(10,258)		3,362
Other assets:
Investments	2,527	—		6,330	2,776	(f)(g)(h)(k)	11,633
Deferred income taxes	170	—		874	(346)	(i)	698
Other noncurrent assets	7,913	—		32	(73)	(g)(k)	7,872
Total other assets	10,610	—		7,236	2,357		20,203
Property, plant and equipment:
Property, plant and equipment	48,108	—		—	—		48,108
Less accumulated depreciation and amortization	(11,605)	—		—	—		(11,605)
Property, plant and equipment, net ($321 related
to VIE)	36,503	—		—	—		36,503
Total assets	$50,454	$9,566		$7,949	$(7,901)		$60,068

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,540	$119	(b)(e)	$—	$—		$1,659
Borrowings under debtor-in-possession credit facilities	—	—		6,300	(6,300)	(j)	—
Accounts payable – trade and other	1,523	—		—	(31)	(g)	1,492
Due to unconsolidated affiliates	7	—		—	—		7
Dividends and interest payable	342	—		3	(3)	(k)	342
Current portion of long-term debt	1,427	—		—	—		1,427
Other current liabilities	1,796	—		122	(116)	(k)	1,802
Total current liabilities	6,635	119		6,425	(6,450)		6,729

Liabilities subject to compromise	—	—		5,630	(5,630)	(j)(k)	—

Long-term debt ($284 related to VIE)	16,445	4,932	(b)	—	—		21,377

Deferred credits and other liabilities	12,234	—		23	50	(j)(k)	12,307

Commitments and contingencies

Equity:
Preferred stock:
6% mandatory convertible preferred stock, series A	—	1,693	(c)	—	—		1,693
Common stock	3,149	2,822	(d)(e)	7,970	(7,970)	(l)	5,971
Retained earnings (deficit)	10,147	—		(12,015)	12,015	(l)	10,147
Accumulated other comprehensive income (loss)	(626)	—		(84)	84	(l)	(626)
Total shareholders’ equity	12,670	4,515		(4,129)	4,129		17,185
Preferred stock of subsidiary	20	—		—	—		20
Other noncontrolling interests	2,450	—		—	—		2,450
Total equity	15,140	4,515		(4,129)	4,129		19,655
Total liabilities and equity	$50,454	$9,566		$7,949	$(7,901)		$60,068

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2017
(dollars in millions, except per share amounts)

	Sempra Energy, as Reported	Financing and Other (Note 5)		EFH, as Reported (Note 1)	Merger/ Bankruptcy Adjustments (Note 5)		Sempra Energy Pro Forma
REVENUES
Utilities	$9,776	$—		$—	$—		$9,776
Energy-related businesses	1,431	—		—	—		1,431
Total revenues	11,207	—		—	—		11,207

EXPENSES AND OTHER INCOME
Utilities:
Cost of electric fuel and purchased power	(2,281)	—		—	—		(2,281)
Cost of natural gas	(1,190)	—		—	—		(1,190)
Energy-related businesses:
Cost of natural gas, electric fuel and
purchased power	(339)	—		—	—		(339)
Other cost of sales	(24)	—		—	—		(24)
Operation and maintenance	(3,117)	—		(13)	11	(o)	(3,119)
Depreciation and amortization	(1,490)	—		—	—		(1,490)
Franchise fees and other taxes	(436)	—		—	—		(436)
Write-off of wildfire regulatory asset	(351)	—		—	—		(351)
Impairment losses	(72)	—		—	—		(72)
Gain on sale of assets	3	—		—	—		3
Equity earnings, before income tax	34	—		—	—		34
Other income (expense), net	254	—		81	(81)	(p)	254
Interest income	46	—		5	(5)	(q)	46
Interest expense	(659)	(166)	(m)	(952)	952	(r)	(825)
Reorganization items	—	—		(99)	99	(s)	—
Income (losses) before income taxes and equity
earnings of certain unconsolidated subsidiaries	1,585	(166)		(978)	976		1,417
Income tax (expense) benefit	(1,276)	67	(n)	(180)	181	(n)	(1,208)
Equity earnings, net of income tax	42	—		262	—		304
Net income (loss)	351	(99)		(896)	1,157		513
Earnings attributable to noncontrolling interests	(94)	—		—	—		(94)
Preferred dividends of subsidiary	(1)	—		—	—		(1)
Mandatory convertible preferred stock dividends	—	(104)	(t)	—	—		(104)
Earnings (loss) attributable to common shares	$256	$(203)		$(896)	$1,157		$314	(u)

Basic earnings per common share	$1.02						$1.13	(u)
Weighted-average number of shares outstanding,
basic (thousands)	251,545						278,414	(u)
Diluted earnings per common share	$1.01						$1.12	(u)(v)
Weighted-average number of shares outstanding,
diluted (thousands)	252,300						279,169	(u)

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Presentation
EFH’s historical results are derived from EFH’s audited Condensed Consolidated Balance Sheet as of December 31, 2017, and audited Statement of Consolidated Loss for the year ended December 31, 2017, which are prepared in accordance with U.S. GAAP and are included in this Current Report on Form 8‑K/A. EFH’s results of operations presented herein exclude amounts from discontinued operations.
The unaudited pro forma condensed combined financial information reflects adjustments to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information included herein as of and for the year ended December 31, 2017 is derived from Sempra Energy’s historical financial statements and those of EFH and is based on actual transactions occurring before the Closing Date and certain assumptions that we believe to be reasonable, which are described below.
The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of what the combined company’s financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

2.	Purchase Price Allocation
The following table sets forth an allocation of the total purchase price of $9,566 million, including $59 million of transaction costs to be included in the basis of our investment in Oncor Holdings, to the identifiable assets acquired and liabilities assumed from EFH based on EFH’s December 31, 2017 balance sheet:

(Dollars in millions)
Purchase Price and Purchase Price Allocation for the Merger
Assets acquired:
Investments(1)	$9,106
Deferred income tax assets(2)	528
Due from unconsolidated affiliates	9
Other assets	2
Total assets acquired	9,645

Liabilities assumed:
Accrued taxes	6
Deferred credits and other	73
Total liabilities assumed	79
Net assets acquired	9,566
Total purchase price(1)	$9,566

(1)	Includes $59 million of transaction costs.
(2)	Deferred income tax assets assumed to be acquired are based on the facts and circumstances that existed as of the acquisition date related to the resolution of claims in EFH's emergence from Chapter 11 bankruptcy.
Should the final resolution of these claims result in a change in deferred income tax assets allocated to us, an adjustment would be made to the purchase price allocation.

The Merger will be accounted for as an asset acquisition, as substantially all of the fair value of the gross assets acquired is attributable to the basis in our investment in Oncor Holdings.

3.	Funding Sources and Uses

The unaudited pro forma condensed combined financial information reflects the following sources and uses of funds to complete the Merger and pay associated transaction costs:

(Dollars in millions)

Sources of funds(1):			Uses of funds:
Long-term debt	$5,000		Merger Consideration	$9,450
Short-term debt	1,703	(2)	Adjustment to purchase price	31
Mandatory convertible preferred stock	1,725		Purchase of OMI Interests	26
Physical settlement of common stock			Transaction costs	212
pursuant to forward sale agreements	916
Common stock issued	375
Total sources of funds	$9,719		Total uses of funds	$9,719

(1) Before deducting transaction costs related to the financings.
(2) See (e) in Note 4 below for assumptions regarding additional financing assumed immediately after the Merger.
The sources and uses of funds in the table above reflect the actual amounts at the Closing Date. Although we may elect settlement of our common shares sold pursuant to forward sale agreements in one or more settlements no later than December 15, 2019, for purposes of this unaudited pro forma condensed financial information we have assumed the remaining $1,584 million of shares sold pursuant to forward sale agreements not included in the table above was settled immediately after the closing of the Merger, at January 1 or December 31, 2017 as applicable, as we discuss in (e) in Note 4 below.
For purposes of determining pro forma interest expense on variable rate instruments, we have assumed the following:

▪	for the floating rate notes maturing 2019, 2.0 percent

▪	for the floating rate notes maturing 2021, 2.2 percent

▪	for the short-term debt, 2.2 percent
The actual interest rates on variable rate instruments may differ, perhaps substantially, from the rates we have assumed for purposes of this unaudited pro forma condensed combined financial information. In addition, to the extent we subsequently incur additional short-term debt to refinance short-term debt as it comes due, that new short-term debt will be issued at then current market interest rates, which may be higher or lower than the rate we have assumed for purposes of this unaudited pro forma condensed combined financial information.

4.	Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

a)	Total net proceeds from the Financing Transactions reflect the following assumptions:

(Dollars in millions)
	As of December 31, 2017	Note 4 Reference
Financing assumed at Merger (based on actual completed transactions):
Proceeds from issuance of common stock and
physical settlement of common stock pursuant to forward sale agreements	$1,291	(d)
Proceeds from issuance of mandatory convertible preferred stock	1,725	(c)
Proceeds from long-term debt	5,000	(b)
Proceeds from short-term debt	1,674	(b)
Discounts and fees from issuance of common stock	(24)	(d)
Discounts and fees from issuance of mandatory convertible preferred stock	(32)	(c)
Discounts and fees from issuance of long-term debt	(68)	(b)
Total net proceeds from financing	9,566
Additional financing assumed immediately after Merger:
Proceeds from issuance of common stock from
full physical settlement pursuant to forward sale agreements	1,584	(e)
Discounts from issuance of common stock	(29)	(e)
Pay-down of short-term debt	(1,555)	(e)
	$9,566

b)	Reflects the following:

▪	Issuance of long-term debt of $4,932 million, net of issuance costs and discounts of $68 million; and

▪	Short-term debt of $1,674 million, consisting of commercial paper supported by our revolving credit facility.

c)	Reflects $1,693 million of mandatory convertible preferred stock issued, net of estimated issuance costs and discounts of $32 million.

d)
Reflects the sale of $2,500 million of common stock pursuant to forward sale agreements and proceeds of $1,267 million of common stock issued, including the full physical settlement of $900 million (net of underwriting discounts of $16 million) pursuant to forward sale agreements, and the sale of $367 million of common shares (net of underwriting and other issuance costs of $8 million) directly to underwriters.

e)
Reflects the assumption of an additional $1,555 million of proceeds, net of underwriting discounts of $29 million, from the full physical settlement pursuant to the remaining forward equity sale agreements, the proceeds of which are assumed to be used to pay down short-term debt.

f)	Reflects the following:

▪	Assumed $10,180 million of cash and restricted cash to fully settle existing indebtedness of EFH and EFIH that is assumed to be settled upon emergence from Chapter 11 bankruptcy;

▪	Approximately $26 million to fund the purchase of the OMI Interests; and

▪	Payment of transaction costs of $47 million, which are included as a component of our investment in Oncor Holdings, the predominant asset acquired in connection with the Merger.

g)
Reflects the reclassification of $43 million of transaction costs incurred by Sempra Energy and recorded in Sundry through December 31, 2017 to include as a component of our investment in Oncor Holdings, $12 million of which had been paid and $31 million of which had been accrued at December 31, 2017.

h)	Reflects the step-up in fair value of the basis in our investment in Oncor Holdings.

i)
Reflects the assumed reduction of the estimated deferred income tax asset associated with a $1,766 million gain recognized by EFH from the settlement of EFH and EFIH indebtedness described in footnote (j) below and other deferred income tax asset components that are not part of the Merger. The ultimate gain recognized by EFH will reflect changes in bankruptcy claims and interest accrued on those claims between December 31, 2017 and the actual close of the Merger and the final resolution of claims in EFH’s emergence from bankruptcy, which will have a corresponding impact on the ultimate deferred tax amount eliminated.

j)
Reflects the settlement of $11,946 million of existing EFH and EFIH indebtedness consisting of liabilities subject to compromise, the EFIH DIP facility and other outstanding liabilities resulting in a pretax gain of $1,766 million related to the forgiveness of remaining outstanding borrowings associated with the emergence of EFH and EFIH from Chapter 11 bankruptcy as of the assumed closing date. We have not included this gain in the unaudited pro forma condensed combined statements of operations, as it is associated with the emergence of EFH and EFIH from Chapter 11 bankruptcy contemporaneous with the closing of the Merger.

k)
Reflects the removal of miscellaneous assets and liabilities assumed to be settled upon EFH’s emergence from Chapter 11 bankruptcy, and reclassification of $50 million of asbestos liabilities (which includes a step-up in fair value) and $21 million of other postretirement benefit plan liabilities that Sempra Energy assumed in connection with the Merger.

l)	Reflects the elimination of EFH equity accounts.

5.	Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

m)
Reflects the interest expense and amortization of deferred financing costs resulting from our new long-term debt issuances and assumed new short-term debt. For purposes of estimating the pro forma interest expense, we have used the stated interest rate on fixed rate long-term debt issued, and we have assumed a weighted-average interest rate of 2.0 percent and 2.2 percent per annum on the floating rate notes maturing 2019 and 2021, respectively, and a weighted-average interest rate of 2.2 percent per annum on the short-term debt. We have assumed that long-term debt financing costs of $68 million are amortized over 12 years, or the weighted-average term of the long-term debt.

A 12.5 basis point increase or decrease in the assumed interest rate on the floating rate notes would increase or decrease, respectively, interest expense in the unaudited pro forma condensed combined statements of operations by approximately $1.5 million, with a negligible impact on diluted earnings per common share, for the year ended December 31, 2017.
A 12.5 basis point increase or decrease in the assumed interest rate on our assumed new short-term debt would increase or decrease, respectively, interest expense in the unaudited pro forma condensed combined statements of operations by a negligible amount for the year ended December 31, 2017, with a negligible impact on diluted earnings per common share.

n)
Reflects the tax impact of related pro forma adjustments at a statutory tax rate of 40.2% for the benefit related to incremental financing costs at Sempra Energy. EFH pretax income assumed remaining after Merger/bankruptcy adjustments was taxed at EFH’s statutory rate of 35%.

o)	Reflects the removal of $11 million of operation and maintenance expense recorded for the year ended December 31, 2017 that would not continue post-Merger.

p)
Reflects the elimination of $79 million related to make-whole charges in connection with EFIH First and Second Lien Notes, which notes are assumed to be repaid contemporaneously with the closing of the Merger through EFH’s emergence from Chapter 11 bankruptcy and $2 million of other costs not expected to continue for the year ended December 31, 2017.

q)
Reflects the removal of interest income earned in connection with EFH cash balances assumed to be used as of January 1, 2017 to repay EFH indebtedness contemporaneously with the closing of the Merger through EFH’s emergence from Chapter 11 bankruptcy.

r)
Reflects the removal of historical interest expense related to EFH debt assumed to be repaid as of January 1, 2017 contemporaneously with the closing of the Merger through EFH’s emergence from Chapter 11 bankruptcy.

s)	Reflects the elimination of reorganization expense directly associated with EFH’s Chapter 11 bankruptcy proceedings that would not have occurred had the Merger been completed on January 1, 2017.

t)
Reflects cash dividends at 6 percent per annum on the $1,725 million aggregate liquidation amount of mandatory convertible preferred stock issued, which would result in an aggregate cash dividend of $104 million for the year ended December 31, 2017. The foregoing amounts of dividends assume that we pay dividends on the mandatory convertible preferred stock in cash. However, we have the right to pay those dividends in shares of our common stock.

u)
The following table provides the pro forma weighted-average number of basic and diluted common shares outstanding for the year ended December 31, 2017. Diluted shares outstanding include the potential dilution of common stock equivalent shares that may occur if securities or other contracts to issue common stock were exercised or converted into common stock.

(Shares in thousands)
Year ended December 31, 2017
Earnings attributable to common shares (in millions)	$314

Basic:
Weighted-average common shares outstanding as reported	251,545
Common shares assumed issued to fund a portion of the
Merger Consideration and immediately thereafter to pay down
short-term debt	26,869
Pro forma weighted-average common shares outstanding	278,414

Diluted:
Weighted-average common shares outstanding as reported	252,300
Common shares assumed issued to fund a portion of the
Merger Consideration and immediately thereafter to pay down
short-term debt	26,869
Pro forma weighted-average common shares outstanding	279,169

EPS:
Pro forma earnings per common share–basic	$1.13
Pro forma earnings per common share–diluted	$1.12

We have assumed that the conversion of the mandatory convertible preferred stock would result in the issuance of approximately 16.0 million shares of our common stock, subject to possible adjustment pursuant to the terms of the mandatory convertible preferred stock, based on the last reported sale price of our common stock on the New York Stock Exchange (NYSE) on December 27, 2017, which was $107.83 per share; however, no adjustment for the shares issuable on conversion is reflected in our computation of the unaudited pro forma diluted earnings per common share because the issuance of those shares would be anti-dilutive.

v)	As discussed under “Financing” above, we may issue additional common stock to ultimately finance the Merger, the proceeds of which we assume would be used to pay down short-term debt.
A $100 million increase in the assumed gross proceeds from the sale of shares of our common stock and a corresponding $100 million decrease in the assumed gross proceeds from the issuance of short-term debt would increase our pro forma earnings attributable to common shares by approximately $1 million for the year ended December 31, 2017 and would increase our pro forma diluted earnings per share by a negligible amount for the year ended December 31, 2017, assuming a sales price of $107.83 per share of common stock based on the last reported sale price of our common stock on the NYSE on December 27, 2017, and no changes in the respective amounts of gross proceeds from the other Financing Transactions.